           Electronically transmitted to the Securities and Exchange
                         Commission on January 21, 2005
                                                      Registration No. 333-_____

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               CASH SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                   87-0398535
  (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                       3201 WEST COUNTY ROAD 42, SUITE 106
                              BURNSVILLE, MN 55306
                                 (952) 820-0080
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             David S. Clifford, CFO
                               Cash Systems, Inc.
                       3201 West County Road 42, Suite 106
                              Burnsville, MN 55306
                                 (952) 895-8399
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               John F. Wurm, Esq.
                            Fredrikson & Byron, P.A.
                       200 South Sixth Street, Suite 4000
                          Minneapolis, Minnesota 55402
                                 (612) 492-7000

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                   Proposed Maximum      Proposed Maximum       Amount of
                                                   Amount           Offering Price      Aggregate Offering     Registration
Title of Securities to be Registered          to be Registered         per Unit              Price                 Fee
------------------------------------          ----------------     ----------------     ------------------     -------------
common stock, $.001 par value per share          6,650,125             $9.15(1)            $60,848,644(1)       $7,161.89(1)

      (1) For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the Registrant's common stock as reported on the American Stock Exchange on January 18, 2005.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                   PROSPECTUS

                               CASH SYSTEMS, INC.

                        6,650,125 SHARES OF COMMON STOCK

      This Prospectus relates to the offer and sale of up to 6,650,125 shares of common stock, $0.001 par value, of Cash Systems, Inc. ("Cash Systems", the "Company", or the "Registrant"), a Delaware corporation, that may be offered and sold from time to time by current shareholders of Cash Systems who purchased such shares from Craig and Kristin Potts, formerly affiliates of Cash Systems (the "Former Affiliates") or by persons who may become shareholders of Cash Systems upon exercise of certain warrants, or pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. Cash Systems will not receive any proceeds from the sale of shares by the selling shareholders. See "Use of Proceeds."

      The Former Affiliates will reimburse Cash Systems for all expenses of the offering (estimated at $35,000), except that the selling shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel and experts for the selling shareholders.

      The shares may be sold from time to time in transactions at the market prices then prevailing on the American Stock Exchange ("AMEX"), in privately negotiated transactions or otherwise. In connection with any sales, the selling shareholders and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Plan of Distribution."

      Cash Systems' common stock is currently listed on the AMEX under the symbol "CKN," On January 18, 2005, the closing sale price of Cash Systems common stock on the AMEX was $9.09 per share.

      FOR INFORMATION CONCERNING CERTAIN RISKS RELATING TO AN INVESTMENT IN CASH SYSTEMS COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 5.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this prospectus is _________, 2005

                                TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
ABOUT CASH SYSTEMS                                                   3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                    3

RISK FACTORS                                                         5

USE OF PROCEEDS                                                      8

SELLING SHAREHOLDERS                                                 9

PLAN OF DISTRIBUTION                                                12

LEGAL MATTERS                                                       13

EXPERTS                                                             13

DISCLOSURE OF COMMISSION POSITION ON
   INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                   14

WHERE YOU CAN FIND MORE INFORMATION                                 14

                               ABOUT CASH SYSTEMS

      Cash Systems' predecessor was organized under the laws of the State of Utah on June 23, 1983, under the name "Cameron Resources, Inc." Effective October 3, 1989, Cameron Resources merged into Unicom, Inc., a Delaware corporation, for the sole purpose of changing its domicile to the State of Delaware. Unicom changed its name to Unistone, Inc. on September 9, 1998.

      Pursuant to a Plan of Reorganization and Stock Exchange Agreement dated October 9, 2001, Unistone, Inc. acquired all of the outstanding capital stock of Cash Systems, Inc., a Minnesota corporation, in exchange for the issuance of a total of 10,550,000 shares of Unistone's common stock (the "Plan of Reorganization"). In connection with the Plan of Reorganization, Unistone changed its name to "Cash Systems, Inc."

      Cash Systems provides credit/debit card cash advance, automatic teller machines ("ATM") and check cashing solutions ("Cash Access Services"). These products are the primary means by which casinos make cash available to gaming customers. Presently, our Cash Access Services are utilized at over 150 gaming and retail locations nationwide.

      Our credit/debit card cash advance products have been installed in over 90 casinos and allow casino patrons to obtain cash from their credit card or checking account (for debit transactions), through the use of our software and equipment.

      Our ATM services are used by retailers (primarily convenience and grocery stores) and casinos. Through these services, we process ATM transactions through ATM networks with whom we have licensing agreements. We are also a reseller of ATMs, and through lease agreements, we provide ATM vault cash.

      We also offer two check cashing solutions to the gaming industry. First, we provide casinos with full service check cashing. With full service check cashing, we are given space within a casino to operate a check cashing business. Our employees manage the booth, our cash is used to cash checks, and we retain customer fees from check cashing. There are approximately 75 casinos utilizing the services of a full service check cashing vendor. The second option we provide are check guarantee services with the assistance of third party providers.

      Our principal offices are located at 3201 West County Road 42, Suite 106, Burnsville, Minnesota 55306 and our telephone number is (952) 895-8399.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this prospectus and in the documents that are incorporated by reference in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements broadly involve our current expectations for future results. Our forward-looking statements generally relate to financial results, growth strategies, product development, competitive strengths, ability to obtain financing and sales efforts. Words such as "anticipates," "believes," "could," "estimates," "expects," "forecast," "intend," "may," "plan," "possible," "project," "should," "will" and similar expressions generally identify our forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements.

      Our ability to actually achieve results consistent with our current expectations depends significantly on certain factors that may cause actual future results to differ materially from our current expectations. We caution you to consider carefully the specific risk factors discussed in this prospectus and our periodic reports filed with the SEC from time to time. These factors, in some cases, have affected, and in the future (together with other unknown factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by such forward-looking statements. No assurance can be made that any expectation, estimate or projection contained in a forward-looking statement can be achieved. It is not possible to foresee or identify all factors that may affect our forward-looking statements, and you should not consider any list of such factors to be an exhaustive list of all risks, uncertainties or potentially inaccurate assumptions affecting such forward-looking statements.

      You are also cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. As a general policy, we do not intend to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

                                  RISK FACTORS

      In addition to the other information in this prospectus, before purchasing the shares you should carefully consider the following risk factors in your evaluation of Cash Systems and its business. Investing in our common stock involves a high degree of risk. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we consider immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

WE ARE HIGHLY DEPENDENT ON SHORT-TERM CONTRACTS AND CONTRACTS WITH TRIBES FOR WHICH RENEWALS ARE UNCERTAIN.

      We have relatively short-term contracts with the casino operators with whom we do business. These contracts are generally from one to five years with renewal clauses. As a consequence of these short-term contracts, we must maintain favorable working relationships with such customers to maintain as large a customer base as possible. Any loss of existing customers, or adverse changes in our relationships with them, could materially harm our business.

      Also, many of our contracts are with Native American tribes and are subject to sovereign immunity and tribal jurisdiction. If a dispute arises with respect to any of those agreements, it could be more difficult for us to protect our rights.

OUR REVENUES DEPEND SUBSTANTIALLY ON PROCESSING COSTS.

      Our processing costs associated with providing our Cash Access Services are subject to increase by applicable networks such as VISA, including interchange rates imposed for credit card cash advance transactions. Although we are able to pass these cost increases on to our clients and/or cardholders in most cases, increased processing costs would likely negatively impact revenues.

WE DEPEND ON THE GAMING INDUSTRY.

      Our business currently is concentrated in the casino gaming industry, and our plan of operation contemplates that we will continue to be focused substantially on operations in casinos and other gaming locations. Accordingly, a decline in the popularity of gaming or the rate of expansion of the gaming industry, or the occurrence of other adverse changes in the gaming industry due to regulation or otherwise, would have a material adverse effect on our operations.

WE DEPEND ON MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES.

      Our ability to increase revenues, cash flow and profitability will depend, in part, upon continued market acceptance of our products and services. We cannot predict whether market acceptance of our products and services will continue. Changes in market conditions in the gaming industry and in the financial condition of casino operators, such as consolidation within the industry or other factors, could limit or decrease market acceptance of our products and services. Insufficient market acceptance of our products and services would have a material adverse effect on our business, financial condition and results of operations.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

      The casino cash access business is highly competitive, and there is no assurance that we will be able to compete effectively long-term. We have focused to a large extent on providing our services to the gaming industry. In our market, we compete primarily with Global Cash Access, LLC, Global Payments, Inc., and Certegy, Inc.). It is possible that these current and/or new competitors may provide the same services that we provide, and have greater financial resources than we have. If we face significant competition, it may have a material adverse effect on our business, financial condition and results of operations. We cannot predict whether we will be able to compete successfully against current and future competitors.

      In addition, more well-capitalized competitors may begin to offer competitive technology and services. Therefore, due to the short-term contracts described above, there is no assurance that we will be able to continue to grow our market share or even maintain our existing market share if our competitors begin offering products and services more comparable to those offered by us.

WE ARE SUBJECT TO GOVERNMENTAL AND TRIBAL GAMING REGULATIONS.

      Many states require companies engaged in the business of providing Cash Access Services or transmitting funds to obtain licenses from the appropriate state agencies. Certain states require companies to post bonds or other collateral to secure their obligations to their customers in those states. State agencies have extensive discretion to deny or revoke licenses. We believe we have obtained the necessary licenses and bonds to do business with the casinos where we currently operate, and we will be subject to similar licensing requirements as we expand our operations into other jurisdictions.

      As part of our applications for licenses and permits, members of our board of directors and our officers, key employees and shareholders holding five percent (5%) or more of our stock must submit to a personal background check. This process can be time consuming and intrusive. If an individual is unwilling to provide this background information or is unsatisfactory to a licensing authority such that we face a loss of a contract or the right to conduct a portion of our business, our Bylaws generally give us the right to redeem all or a portion of the outstanding shares of common stock held by such disqualified shareholder at the then current fair market value.

      Furthermore, many suppliers to Native American casinos are subject to the rules and regulations of the local tribal gaming commission. These gaming commissions have authority to regulate all aspects of casino operations, including vendor selection. Some gaming commissions require vendors to obtain licenses and may exercise extensive discretion to deny or revoke licenses. We believe we have obtained the necessary licenses or approvals from the appropriate tribal gaming commissions where we operate.

      While there can be no assurance that we will be able to do so, we anticipate that we will be able to obtain and maintain the licenses and approvals necessary for the conduct of our business.

      Our business may also be affected by state and federal regulations governing the gaming industry in general. Changes in the approach to regulation of casino gaming could affect the number of new gaming establishments in which we may provide Cash Access Services.

WE MAY NOT BE ABLE TO ADEQUATELY ENFORCE OR PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR TO PROTECT OURSELVES AGAINST INFRINGEMENT CLAIMS BY OTHERS.

      Our continued success will depend in part on our ability to protect our cash access technology, preserve our trade secrets and operate without infringing the proprietary rights of third parties. We cannot assure you that the scope of any protection we may seek will exclude competitors or provide competitive advantages to us. Furthermore, we cannot assure you that others have not developed or will not develop similar products, duplicate any of our products or processes or design around our intellectual property. We also rely on unpatented trade secrets to protect our proprietary technology, and we cannot assure you that others will not develop independently or otherwise acquire substantially equivalent techniques, gain access to our proprietary technology or disclose our technology, or that we can ultimately protect meaningful rights to our unpatented proprietary technology.

NEW MANAGEMENT AND ADDITIONAL CORPORATE GOVERNANCE REQUIREMENTS.

      We have recently experienced significant changes in our executive management. Effective January 1, 2005, Michael D. Rumbolz became our Chief Executive Officer and Craig Potts, former President and CEO, became a part-time employee. Also effective January 1, 2005, David S. Clifford became our Executive Vice President and Chief Financial Officer, and Christopher Larson, former CFO, became our Chief Operating Officer. On January 6, 2005, Craig Potts resigned from the Company's Board of Directors and Mr. Rumbolz was elected as director and then appointed Chairman of the Board. Although we believe our new management is experienced in the gaming and financial industries and well-qualified for their positions with the Company, there is no assurance that the Company can continue its recent success.

      The Company also intends to appoint at least one additional independent director to the Company's Board of Directors, to establish compensation or nominating committees or procedures, and to take any other actions required by AMEX corporate governance regulations and the Sarbanes-Oxley Act of 2002. Starting with fiscal 2005, the Company ceased to qualify as a "small business issuer" and therefore will be required to comply with additional AMEX and Sarbanes-Oxley corporate governance requirements.

OUR SUCCESS IS HIGHLY DEPENDENT ON OUR TECHNICAL EXPERTISE.

      Our prospects for success also depend upon the efforts and abilities of our sales and product development/information technology ("IT") teams. Our inability to retain such highly skilled persons, due either to our current economic circumstances or the intense competition faced in the market for such persons, would substantially limit our ability to further our efforts in this business.

WE MAY REQUIRE ADDITIONAL CAPITAL TO COMPLETE ACQUISITIONS.

      We continue to explore various potential acquisitions. In connection with such potential acquisitions, we will likely be required to use substantial amounts of cash, incur substantial amounts of additional debt (commercial or public), and/or issue a significant number of shares of our common stock. There is no assurance that we will be able to obtain the required debt financing at favorable or acceptable terms, if at all, and any additional equity financing could result in dilution to our shareholders. If we are not able to obtain the requisite financing to complete such acquisitions, we may have to limit our business expansion plans.

WE BEAR THE RISK OF LOSS OF CASH DURING TRANSFER FROM BANKS TO ATM MACHINES.

      As described in detail in our annual and quarterly filings with the SEC on Forms 10-KSB and 10-QSB, our products and services include ATM machines throughout the country. In order to maintain cash in each of these machines, we are responsible for transporting cash to each of these machines and we bear the risk of loss of such cash during its transport. We hire armored car services to transport the cash on our behalf. While we only hire bonded and insured armored car services, we ultimately bear the risk of loss of the cash in the event that we are unable to recover from the armored car company. The armored car companies engaged by us are all bonded and carry routine insurance; however, there is no assurance that we will not experience losses related to armored car services, which losses may have a materially adverse effect on our cash flow and earnings.

THE PRICE OF OUR COMMON STOCK HAS EXPERIENCED SUBSTANTIAL VOLATILITY.

      On January 6, 2004, shares of our common stock began trading on the AMEX. Prior to that date and since October 2001, our common stock was quoted on the OTC Bulletin Board. The market for our common stock experienced substantial volatility and may continue to do so. Sales of shares pursuant to this prospectus may adversely affect the market price of our common stock on the AMEX. In addition, sales of "restricted securities" by persons who have satisfied the required holding period for resales under Rule 144 promulgated by the SEC under the Act will substantially increase the number of shares available in the "public float," and may also adversely affect the market price of our common stock on the AMEX. Also, the filing of Notices on Form 144 can have the effect of a "cap" on the market, until the shares covered thereby are sold.

                                 USE OF PROCEEDS

      Cash Systems will not receive any proceeds from the sale of the common stock offered by the selling shareholders.

                              SELLING SHAREHOLDERS

      Set forth below are the names of the selling shareholders, the number of shares of Cash Systems common stock beneficially owned by each of them on the date hereof, the number of shares that may be offered by each of them pursuant to this prospectus, and the number of shares of common stock and percentage of common stock to be beneficially owned by each of them if all shares hereunder are sold by the selling shareholders. To our knowledge, none of the selling shareholders has had within the past three years any material relationship with us except as set forth in the footnotes to the following table. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

                                                                                                       BENEFICIAL OWNERSHIP AFTER
                                           BENEFICIAL OWNERSHIP PRIOR TO OFFERING       NUMBER OF              OFFERING
                                           --------------------------------------        SHARES       ---------------------------
                                                        WARRANT         TOTAL            OFFERED      TOTAL SHARES
                 NAME                        SHARES   SHARES(1)(2)   SHARES(1)(2)      HEREBY(1)(2)       (3)        % OWNED(3)(4)
 --------------------------------------    ---------  ------------   ------------      ------------   ------------   -------------
033 Growth Partners I, LP(5)                 659,270          0         659,270           639,250        20,020            *
033 Growth Partners II, LP(5)                207,081          0         207,081           200,861         6,220            *
033 Growth International Fund Ltd.(5)        327,296          0         327,296           317,466         9,830            *
Oyster Pond Partners, LP(5)                  146,853          0         146,853           142,423         4,430            *
Baron Small Cap Fund(6)                    1,432,600          0       1,432,600         1,300,000       132,600            *
The Pinnacle Fund, L.P.(7)                 1,100,000          0       1,100,000         1,100,000             0            *
Lagunitas Partners, L.P.(8)                  361,600          0         361,600           250,000       111,600            *
Gruber McBaine International(8)              104,400          0         104,400            75,000        29,400            *
Firefly Partners LP(8)                       172,100          0         172,100            75,000        97,100            *
Jon D. Gruber and Linda W. Gruber(8)         135,900          0         135,900            80,000        55,900            *
J. Patterson McBaine(8)                       34,700          0          34,700            20,000        14,700            *
Westpark Capital, L.P.(9)                    580,700          0         580,700           400,000       180,700           1.1
Presidio Partners(10)                        183,500          0         183,500           183,500             0            *
Geary Partners(10)                           130,500          0         130,500           130,500             0            *
Brady Retirement Fund, L.P.(10)               36,000          0          36,000            36,000             0            *
Smithfield Fiduciary LLC(11)                 300,000          0         300,000           300,000             0            *
MicroCapital Fund LP(12)                     384,270          0         384,270           192,000       192,270           1.2
MicroCapital Fund Ltd.(12)                   224,929          0         224,929           108,000       116,929            *
Clippership & Co.(13)                        812,000          0         812,000           300,000       512,000           3.2
SF Capital Partners, Ltd.                    150,000          0         150,000           150,000             0            *
Steelhead Investments, Ltd.(14)              150,000          0         150,000           150,000             0            *
Iroquois Capital, L.P.(15)                   102,000          0         102,000           102,000             0            *
Omicron Master Trust(16)                      75,000          0          75,000            75,000             0            *
Kensington Partners, L.P.(17)                 28,630          0          28,630            28,630             0            *
Bald Eagle Fund, Ltd.(17)                      1,370          0           1,370             1,370             0            *
Western Reserve Hedged Equity LP(18)          47,321          0          47,321            47,321             0            *
Western Reserve Hedged Equity (AI) LP(18)      2,679          0           2,679             2,679             0            *
Gryphon Master Fund L.P.(19)                  50,000          0          50,000            50,000             0            *
Capital Ventures International(20)            50,000          0          50,000            50,000             0            *
Southwell Partners, L.P.(21)                 100,000          0         100,000           100,000             0            *
Ronald S. Boyum                                2,500      3,125           5,625             3,125         2,500            *
David L. Flod                                265,000     25,000         290,000            25,000       265,000           1.6
William R. Hartzell                           33,236      7,500          40,736             7,500        33,236            *
August M. Stoffel                             43,500      7,500          51,000             7,500        43,500            *

      *     Less than 1.0%.

(1) Includes an aggregate of 43,125 shares that may be purchased from time to time by certain selling shareholders upon exercise of warrants, which shares are being offered hereby.

(2) The share amounts set forth herein assume that the selling shareholders will exercise the warrants for cash. If the selling shareholders use the cashless exercise alternative, the actual number of shares of common stock issued will be fewer, depending on the market value of the underlying shares of common stock immediately prior to exercise.

(3)   Assumes the sale of all the shares being offered hereby.

(4) The percentage of shares beneficially owned by each selling shareholder is based on 16,277,070 shares of common stock outstanding as of January 12, 2005, which includes an additional 43,125 shares to be outstanding if all of the warrants listed above are exercised.

(5) 033 Asset Management, LLC, as investment manager, has voting and dispositive power over the shares. The persons exercising these powers on behalf of the advisor are Lawrence C. Longo, Jr., the manager's Chief Operating Officer, and Michael T. Vigo, one of the Managing Members.

(6) This selling stockholder has identified BAMCO, Inc., a New York corporation as a natural person with control over Baron Small Cap Fund, a series of Baron Investment Funds Trust. BAMCO, Inc., a registered investment adviser, has investment control over the securities held by the selling stockholder. In his capacity as portfolio manager at BAMCO, Inc., Mr. Clifford Greenberg makes investment decisions on behalf of BAMCO, Inc. with respect to these securities.

(7) Pinnacle Advisers LP is the general partner of The Pinnacle Fund L.P. Barry M. Kitt is the sole member of Pinnacle Fund Management, L.L.C., which is the general partner of Pinnacle Advisers LP., and has investment authority to dispose of such shares.

(8) Gruber McBaine Capital Management ("GMCM") is the general partner for Lagunitas Partners, L.P. and Firefly Partners LP, and the Investment Advisor of Gruber McBaine International. GMCM managers, Jon D. Gruber and J Patterson McBaine, control the voting and investment activities of the securities held under management. The GMCM managers have investment authority to dispose of such shares for the foregoing selling shareholders managed by GMCM.

(9) Mr. Patrick J. Brosnahan is the general partner of this selling shareholder and has investment authority to dispose of such shares.

(10) Mr. William Brady is the general partner for each of these selling shareholders and has investment authority to dispose of such shares.

(11) Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital

      Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(12) MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the election, acquisition and disposition of portfolio securities by MicroCapital LLC on behalf of its funds.

(13) Forstmann-Leff Associates, LLC is the investment advisor for this selling shareholder and has investment authority to dispose of such shares. Clippership & Co. may or may not have beneficial ownership of additional shares for which Forstmann-Leff Associates, LLC does not have investment authority.

(14) HBK Investments L.P. may be deemed to have sole voting and investment power with respect to the shares of common stock beneficially owned by Steelhead Investments Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Steelhead Investments Ltd. Additionally, the following individuals may have control over HBK Investments L.P.:
      Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar.

(15) Mr. Joshua Silverman is the general partner for this selling shareholder and has investment authority to dispose of such shares.

(16) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"). Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for the purposes of Regulation 13D-G under the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling shareholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G controls Omicron and Winchester.

(17) Mr. Richard Keim is the managing member for these selling shareholders and has investment authority to dispose of such shares.

(18) Mr. Michael P. Durante is the Principal and Managing Partner for these selling shareholders and has investment authority to dispose of such shares.

(19) Mr. E.B. Lyon is authorized agent for this selling shareholder and has investment authority to dispose of such shares.

(20) Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(21) Mr. Wilson S. Jaeggli is the Managing Director of this selling shareholder and has sole investment authority to dispose of such shares.

                              PLAN OF DISTRIBUTION

      The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

      - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      - an exchange distribution in accordance with the rules of the applicable exchange;

      -     privately negotiated transactions;

      -     settlement of short sales;

      - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

      -     a combination of any such methods of sale; and

      -     any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

      The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      The Former Affiliates are required to reimburse the Company for all fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

      Certain legal matters associated with the shares being offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

                                     EXPERTS

      The consolidated financial statements for the years ended December 31, 2003 and 2002 incorporated in this prospectus have been audited by Virchow, Krause & Company, LLP, independent auditors, as stated in their report, which is incorporated herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Amended and Restated Certificate of Incorporation provides that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the applicable section of the Delaware General Corporation Law. Specifically, we will indemnify our directors, officers, employees and agents against any expenses, judgments, fines, and settlements reasonably incurred by such person who was made a party (or threatened to be made a party) to an action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Cash Systems if, with respect to the acts or omissions of the person complained of in the proceeding, the person:
(i) acted in good faith, (ii) reasonably believed the conduct was in or not opposed to the best interests of the corporation, and (iii) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

      Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the applicable section of the Delaware General Corporation Law. Specifically, directors will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to Cash Systems or our shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain restrictions, or (iv) any transaction from which the director derives an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-18317) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act"):

      1.    Annual Report on Form 10-KSB for the fiscal year ended December 31,
            2003;

      2. The description of Cash Systems common stock which is contained or incorporated by reference in the Registration Statement on Form 8-A filed with the SEC on January 6, 2004 pursuant to Section 12 of the 1934 Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating any such description;

      3. Quarterly Reports on Form 10-QSB for quarters ended March 31, 2004, June 30, 2004, and September 30, 2004;

      4. Definitive Information Statement dated March 15, 2004 filed with the SEC on March 19, 2004;

      5. Definitive Proxy Statement for June 23, 2004 Annual Meeting filed with the SEC on May 27, 2004.

      6. Current Reports on Form 8-K filed December 29, 2004, December 3, 2004, August 10, 2004 and May 20, 2004.

      We will provide, at no cost, a copy of these filings to each person, including any beneficial owner, to whom a prospectus is delivered upon oral or written request to our Chief Financial Officer at the following address and telephone number:

            David S. Clifford, Chief Financial Officer
            Cash Systems, Inc.
            3201 West County Road 42, Suite 106
            Burnsville, Minnesota 55306
            (952) 895-8399

Information about the Company can also be obtained from our public relations firm:

            Integrated Corporate Relations, Inc.
            450 Post Road East
            Westport, Connecticut 06880
            (203) 222-9013

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following expenses will be paid by the Registrant in connection with the distribution of the shares registered hereby. The Former Affiliates of the Registrant are paying all of the expenses related to this offering, except the selling shareholders will pay any applicable broker's commissions and expenses as well as fees and disbursements of counsel and experts for the selling shareholders. All of such expenses, except for the SEC registration fee, are estimated.

SEC Registration Fee .................................. $   7,162
Legal Fees and Expenses ...............................    20,000
Accountants' Fees and Expenses ........................     2,000
Printing Expenses .....................................     2,000
Miscellaneous .........................................     3,838
               Total .................................. $  35,000

Item 15.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law.

      Cash Systems and the selling shareholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act.

Item 16.  Exhibits.

      See Exhibit Index on page following signatures.

Item 17.  Undertakings.

      (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnsville, State of Minnesota, on January 21, 2005.

                                                 CASH SYSTEMS, INC.

                                                 By  /s/ Michael D. Rumbolz
                                                     ------------------------
                                                     Michael D. Rumbolz,
                                                     Chief Executive Officer

                                POWER OF ATTORNEY

      The undersigned each hereby constitutes and appoints any one or both of Michael D. Rumbolz and Christopher Larson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and perform any acts necessary to file any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 of Cash Systems, Inc. with all exhibits thereto, and any and all registration statements, prospectuses, instruments or other documents as a part of or in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

        Signature                                       Title                                    Date
--------------------------------------    --------------------------------------          ----------------
/s/ Michael D. Rumbolz                    Chief Executive Officer and Chairman            January 21, 2005
--------------------------------------    (principal executive officer)
Michael D. Rumbolz

/s/ David S. Clifford                     Executive Vice President and Chief              January 21, 2005
--------------------------------------    Financial Officer (principal financial
David S. Clifford                         officer)

/s/ Christopher Larson                    Director                                        January 21, 2005
--------------------------------------
Christopher Larson

/s/ Patrick R. Cruzen                     Director                                        January 21, 2005
--------------------------------------
Patrick R. Cruzen

/s/ Gordon T. Graves                      Director                                        January 21, 2005
--------------------------------------
Gordon T. Graves

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                    EXHIBITS
                                       to
                         Form S-3 Registration Statement

                       ----------------------------------

                               Cash Systems, Inc.
             (Exact name of Registrant as specified in its charter)

                       ----------------------------------

                                      INDEX

Exhibit

4.1 Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form 8-A filed with the SEC on January 6, 2004).

4.2 Amended and Restated Bylaws (incorporated by reference to Exhibit 3 to the Registrant's Form 10-KSB for the fiscal year ended December 31, 2002).

4.3* Form of Registration Rights Agreement between the Company and certain selling shareholders.

5.1*  Opinion and Consent of Fredrikson & Byron, P.A.

23.1* Consent of Virchow, Krause & Company, LLP.

23.2* Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24.1* Power of attorney from directors (included on signature page of this Registration Statement).

-------------------
* Filed herewith